Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ASSISTED LIVING CONCEPTS, INC.

ARTICLE I

NAME

The name of the corporation is Assisted Living Concepts, Inc. (hereinafter, the "Corporation").

ARTICLE II

REGISTERED OFFICE

The address of the resident agent of the Corporation is One East First Street, Reno, Nevada  89501.  The name of the resident agent at that address is The Corporation Trust Company of Nevada.  The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes, Chapter 78 (the “NCL”).

ARTICLE IV

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, each having a par value of one cent ($0.01).

ARTICLE VI

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation.  Election of directors need not be by written ballot unless the bylaws so provide.

ARTICLE VII

LIMITATION ON PERSONAL LIABILITY

The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the NCL. The Corporation shall, to the fullest extent permitted by the NCL, indemnify and hold harmless its directors, officers, employees and agents under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, insurance, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws.

ARTICLE IX

STOCKHOLDER MATTERS

Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the NCL) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

CERTAIN NEVADA LAW PROVISIONS

The Corporation hereby expressly elects not to be governed by Section 411 to Section 444 of the
NCL (NRS 78.411 to 78.444), inclusive, or any successor provisions thereto. The provisions of Section 378 to 3793 of the NCL (NRS 78.378 to 78.3793), or any successor provisions thereto, shall not apply to the Corporation or to any acquisition of a controlling interest by any current or future holder of Common Stock or Preferred Stock of the Corporation.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.